SCHEDULE 14A
                              (Rule 14a-101)

                  INFORMATION REQUIRED IN PROXY STATEMENT

                         SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  / /
Filed by a Party other than the Registrant /x/

Check the appropriate box:
/ / Preliminary Proxy Statement               / / Confidential, for use of the
                                                  Commission only (as permitted
                                                  By Rule 14a-6(e)(2))
/ / Definitive Proxy Statement
/x/ Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-12

                            WACHOVIA CORPORATION
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              (Name of Registrant As Specified In Its Charter)

                            SUNTRUST BANKS, INC.
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  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/x/      No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)       Title of each class of securities to which transaction applies:

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2)       Aggregate number of securities to which transaction applies:

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3)       Per unit price or other  underlying  value of transaction  computed pursuant to Exchange Act Rule 0-11: (set forth the amount on which the filing fee is calculated and state how it was determined):

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4)       Proposed maximum aggregate value of transaction:
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5)       Total fee paid:
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/ /      Fee paid previously with preliminary materials.
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/ /      Check box if any part of the fee is offset as provided by
         Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)       Amount previously paid:
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2)       Form, Schedule or Registration Statement No.
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3)       Filing party:
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4)       Date filed:
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         The following letter will be sent to SunTrust shareholders.

Dear Shareholder:

As you may have heard, SunTrust recently announced another quarter of record earnings. For the second quarter of 2001, net income was $347 million (up 9% from a year earlier) and income per share was $1.19 (up 13% from a year earlier). Even with a slowing economy, SunTrust has been able to demonstrate sustained earnings power and healthy prospects for the future.

It is with an eye on the future that we have undertaken a potential partnership with Wachovia Corporation. SunTrust has made an offer to acquire Wachovia that we believe is superior to the proposed merger with First Union Corporation. We recently began the process of soliciting proxies from Wachovia shareholders in opposition to the First Union proposal.

Because this proxy solicitation process is highly visible - and often adversarial -- I wanted you to hear directly from us about what is taking place and what it might mean to you. While SunTrust has excellent growth prospects on its own, we believe the strategic, financial and business advantages of a SunTrust-Wachovia combination are compelling.

This merger would permit SunTrust to expand into high-growth markets in North and South Carolina while broadening its strength in existing markets such as Atlanta, Virginia and South Florida. Moreover, certain market overlaps would allow us to realize significant efficiencies and cost-savings almost immediately. In fact, we would expect a SunTrust-Wachovia combination to add to our cash earnings in the first year
- a rare occurrence in mergers of this size.

If we are successful in this summer's proxy contest, and subsequently enter into a merger agreement with Wachovia, we will then seek SunTrust shareholder approval for the proposed transaction. At that time you would receive the information needed to make an informed decision.

Regardless of the outcome of the Wachovia contest, you should know that SunTrust has never been better positioned for success. We look to the balance of 2001 and beyond with enthusiasm and confidence.

Thank you for your investment in our Company.

Sincerely
/s/ L. Philip Humann
L. Philip Humann
Chairman, President and
Chief Executive Officer





On May 14, 2001 SunTrust delivered a merger proposal to the Board of Directors of Wachovia. Subject to future developments, SunTrust intends to file with the SEC a registration statement at a date or dates subsequent hereto to register the SunTrust shares to be issued in its proposed merger with Wachovia. Investors and security holders are urged to read the registration statement (when available) and any other relevant documents filed or to be filed with the SEC, as well as any amendments or supplements to those documents, because they contain (or will contain) important information. Investors and security holders may obtain a free copy of the registration statement (when available) and such other relevant documents at the SEC's Internet web site at www.sec.gov. The registration statement (when available) and such other documents may also be obtained free of charge from SunTrust by directing such request to: SunTrust, 303 Peachtree Street, N.E., Atlanta, GA 30308, Attention: Gary Peacock (404-658-4753).